UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2026

BRADY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-14959

Wisconsin	39-0178960
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
(Address of principal executive offices and Zip Code)
(414) 358-6600
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Nonvoting Common Stock, par value $0.01 per share	BRC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 12, 2026, in connection with its pending acquisition of Honeywell International Inc.’s Productivity Solutions and Services business (“PSS”), Brady Corporation (the “Company”) and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with a group of lenders party thereto, BMO Bank N.A., as administrative agent, swing line lender and letter of credit issuer, and Bank of America, N.A., as syndication agent and letter of credit issuer. BMO Capital Markets Corp., BofA Securities, Inc., CIBC Bank USA, PNC Capital Markets LLC, and Wells Fargo Bank, National Association acted as joint lead arrangers and joint bookrunners. The Credit Agreement provides for an aggregate principal amount of $1.0 billion, consisting of a $500 million term loan facility and a $500 million revolving credit facility. The Credit Agreement replaced and terminated the Company’s previous credit agreement, which had been entered into on August 1, 2019. On June 12, 2026, outstanding revolving loans under the previous credit agreement totaling €13.0 million were exchanged for revolving loans under the Credit Agreement, and all other outstanding obligations thereunder were repaid in full.

Under the Credit Agreement, which has a final maturity date of June 12, 2031 for both the term loan and revolving credit facilities, the Company has the option to select either a base interest rate (based upon the highest of (i) the federal funds rate plus one-half of 1%, (ii) the prime rate of BMO Bank N.A., or (iii) the one-month Term SOFR rate plus 1%, plus a margin based on the Company’s consolidated net leverage ratio) or a term benchmark or risk-free interest rate (based on, as applicable, Term SOFR, Adjusted EURIBO, Adjusted TIBO, Adjusted Term CORRA, BBSY, or Daily Simple SONIA, plus a margin based on the Company’s consolidated net leverage ratio).

The term loan is subject to quarterly amortization payments of 1.25% of the original principal amount made on the closing date of the PSS acquisition, commencing on the last business day of the fiscal quarter occurring at least three months following such closing date, with the remaining balance payable on the maturity date. Borrowings under the revolving credit facility may be denominated in Dollars, Euros, Sterling, Australian Dollars, Japanese Yen, or Canadian Dollars, and the facility provides for a letter of credit sublimit of $100 million and a swing line sublimit of $100 million. Total availability under the revolving credit facility is capped at $300 million prior to the closing of the PSS acquisition and expands to the full $500 million commitment thereafter. Additionally, the Credit Agreement contains an incremental facility feature permitting the Company to request an increase to the revolving commitments or add one or more additional tranches of term loans by up to $550 million, plus an unlimited additional amount subject to compliance with a pro forma consolidated net leverage ratio not to exceed 2.50 to 1.00.

The Credit Agreement is guaranteed by certain of the Company’s material domestic subsidiaries and contains various customary covenants, including a maximum consolidated net leverage ratio of 3.50 to 1.00, which shall temporarily be increased to up to 4.00 to 1.00 for the four computation periods ending after the closing of the PSS acquisition, and a minimum consolidated interest coverage ratio of 3.00 to 1.00. A commitment fee is payable on the unused or undrawn amounts of the credit facilities. The Company intends to use borrowings under the Credit Agreement to finance the PSS acquisition, pay related transaction costs, and fund capital expenditures, working capital and other general corporate purposes.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Credit Agreement, dated as of June 12, 2026, by and among Brady Corporation and certain of its subsidiaries, the lenders listed therein and BMO Bank N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADY CORPORATION

Date: June 18, 2026

/s/ ANN E. THORNTON
Ann E. Thornton
Chief Financial Officer, Chief Accounting Officer and Treasurer